Exhibit 5.1

Saks Incorporated

750 Lakeshore Parkway

Birmingham, Alabama 35211

March 2, 2004

Saks Incorporated

and its Subsidiary Guarantors

750 Lakeshore Parkway

Birmingham, Alabama 35211

Registration Statement on Form S-4

of Saks Incorporated and Affiliated Registrants

(the “Registration Statement”)

Ladies and Gentlemen:

I refer to the Registration Statement, to be filed with the Securities and Exchange Commission on or about March 2, 2004, relating to the proposed issuance of $208,105,000 of 7% Notes due 2013 (the “Notes”) of Saks Incorporated (the “Company”). The Notes are unconditionally guaranteed (the “Note Guarantees”) by the subsidiary corporations, partnerships, and limited liability companies (the “Guarantors” and together with the Company the “Saks Entities”) listed on the cover page of the Registration Statement. The Notes and the Note Guarantees (together the “Securities”) are proposed to be issued under an Indenture dated as of December 8, 2003 (the “Indenture”) among the Saks Entities and The Bank of New York, as Trustee (the “Trustee”).

I examined the articles or certificate of incorporation, bylaws, partnership agreement, operating agreement, or other applicable organization documents of each of the Saks Entities, the Registration Statement, the forms of Note and Note Guarantees, and Indenture, and all matters of fact and law as I determined were necessary for purposes of this opinion letter. I am familiar with the corporate proceedings relating to the Registration Statement and the proposed issuance of the Securities.

Based on the foregoing, it is my opinion that:

1. Assuming due authorization, execution, and delivery of the Indenture by the Trustee and due qualification of the Indenture under the Trust Indenture Act of 1939, as amended, the Indenture will be a valid and binding agreement of the Company and the

Guarantors enforceable against the Company and the Guarantors in accordance with its terms except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium, and other laws relating to or affecting the rights and remedies of creditors generally, and (b) the remedy of specific performance and other forms of equitable relief may be subject to defenses and to the discretion of the court before which a proceeding may be brought.

2. Upon due execution of the Notes by the Company and due authentication of the Notes by the Trustee in accordance with the Indenture, the Notes, including the Note Guarantees set forth therein, will be validly issued and will constitute legally binding obligations of the Company and the Guarantors entitled to the benefits of the Indenture and enforceable against the Company and the Guarantors in accordance with their terms except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium, and other laws relating to or affecting the rights and remedies of creditors generally, and (b) the remedy of specific performance and other forms of equitable relief may be subject to defenses and to the discretion of the court before which proceedings may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law).

I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Charles J. Hansen

Charles J. Hansen

Executive Vice President and

General Counsel